Exhibit 99.1

FOR IMMEDIATE RELEASE

April 27, 2006	6:00 a.m. MT

Contact: Kevin P. Clark
CEO
406-727-6106

UNITED FINANCIAL CORP. ANNOUNCES MARCH 31, 2006 EARNINGS AND DECLARES
QUARTERLY DIVIDEND

HIGHLIGHTS: Total assets of $411 million; Q1 Net income up 7% in 2006 over Q1 2005; Q1 Net interest income up 9% in 2006 over Q1 2005; Loans and Assets up 17% in Q1 2006 over Q1 2005.

Great Falls, Montana April 27, 2006----United Financial Corp. (“United”) (NASDAQ-UBMT) today reported net income for the quarter ended March 31, 2006 of $931,000 or basic earnings per share of $.30, compared to $868,000 or basic earnings per share of $.28 for the same period in 2005. Fully diluted earnings per share were $.29 and $.28 for 2006 and 2005, respectively. Net income increased 7.3% for the quarter ended March 31, 2006, over the same quarter in 2005. All per share amounts have been restated for the 5 for 4 stock split effective in December 2005.

United’s assets at March 31, 2006 were $411 million compared to $352 million at March 31, 2005, an increase of 16.8%. Net loans increased to $319 million at March 31, 2006 from $273 million a year ago, a 16.6% increase and deposits increased to $321 million at March 31, 2006 compared to $254 million a year ago, a 26.1% increase. Net interest income rose to $3.5 million for the quarter ended March 31, 2006 compared to $3.2 million for the same period one year ago. United’s shareholders’ equity was $32.1 million at March 31, 2006, and book value per share was $10.45. The weighted average number of shares outstanding for the first quarter of 2006 was 3,071,763 compared to 3,051,778 for the same period in 2005.

CEO Kevin Clark said, “We are very pleased with this quarter’s results. The various financial measurements for the Company continue to indicate improvement in virtually all of the key components of the business. As always, we attribute this success to the extensive effort put forth by our employees.”

United’s net interest margin was 3.84% for the first quarter of 2006 compared to 3.99% for the first quarter of 2005. United had no non-performing loans at March 31, 2006 compared to $.5 million at March 31, 2005.

United declared a regular quarterly cash dividend of $.23 per share, to shareholders of record on May 17, 2006, payable June 1, 2006.

Forward-Looking Statements

When used in this press release, the words or phrases ‘will likely result in’, ‘are expected to’, ‘will continue’, ‘is anticipated’, ‘estimate’, ‘could’, or ‘project’ or similar expressions are intended to identify ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected including general economic conditions, business conditions in the banking industry, general economic conditions in the state of Montana, the regulatory environment, new legislation, vendor quality and efficiency, employee retention factors, rapidly changing technology and evolving banking industry standards, competitive standards, competitive factors including increased competition among financial institutions and fluctuating interest rate environments. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers should also carefully review the risk factors described in the company’s most recent Annual Report on Form 10-K for the period ending December 31, 2005.

United Financial Corp. is a bank holding company based in Great Falls, Montana, and is the parent of Heritage Bank, with fifteen locations in Montana.

United Financial Corp.
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005

Income statement amounts
Net interest income	$3,473	$3,192
Provision for losses on loans	75	—
Noninterest income
Investment securities gains	—	—
Gain on the sale of loans	673	626
Other	348	292
Noninterest expense	2,921	2,717
Earnings before income taxes	1,498	1,393
Income taxes	567	525
Net earnings	931	868

Per common share data
Net earnings
- basic	0.30	0.28
- diluted	0.29	0.28

Cash dividends	0.23	0.22

Book value	10.45	10.04

Balances at end of period
Loans receivable and held for sale, gross	330,048	282,504
Allowance for losses on loans	3,824	3,625
Nonperforming assets
Nonperforming loans	—	466
Foreclosed properties	—	—

Available for sale investment securities	39,513	37,609
Total assets	410,754	351,722
Goodwill	1,422	1,422
Total deposits	320,536	254,214
Total stockholders’ equity	32,105	30,692

Other supplemental information
Net earnings
Return on average assets	0.93%	1.00%
Return on average common equity	11.66%	11.39%
Allowance for loan losses to total loans	1.16%	1.28%
Common shares outstanding (end of period, in thousands)	3,072	3,056

Net interest margin	3.84%	3.99%

Shareholders’ equity to total assets	7.82%	8.73%

Dividend payout ratio	76.67%	78.57%